Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE AND KERZNER INTERNATIONAL
TO DEVELOP MULTI-BILLION DOLLAR LAS VEGAS RESORT
Las Vegas, Nevada and Paradise Island, Bahamas, June 20, 2007 - MGM MIRAGE (NYSE: MGM) and Kerzner International Holdings Limited (“Kerzner” or “Kerzner International”) announced today that the companies have entered into a letter of intent to form a 50/50 joint venture to develop a multi-billion dollar integrated resort property on the Las Vegas Strip. The parties plan to enter into immediate negotiations with a view to concluding a definitive agreement in the third quarter of 2007.
The new resort will be designed for approximately 40 of the 78 acres of land owned by MGM MIRAGE, located on the corner of Las Vegas Boulevard and Sahara Avenue. Kerzner will lead the planning and conceptualization of this project. The joint venture is expected to draw upon MGM MIRAGE’s substantial presence and experience in Las Vegas and Kerzner’s experience in developing and operating some of the world’s most recognized and successful destination resorts.
“We see this type of relationship as a major part of our company’s future,” said Terry Lanni, Chairman and CEO of MGM MIRAGE. “Our considerable real estate holdings, combined with our experience and efficiencies in developing major entertainment resort properties, are unmatched. We believe this joint venture could well serve as a model for similar transactions which we think could further enhance shareholder value by accelerating growth and conserving our capital, allowing us to pursue other growth opportunities and/or return excess capital to our shareholders.”
Sol Kerzner, Chairman and CEO of Kerzner International, observed: “We have studied the Las Vegas market for some time and believe this is an outstanding opportunity to create one of the most innovative and exciting destination resorts in the world. We are delighted to join forces with MGM MIRAGE.”
Under the terms of the agreement, MGM MIRAGE will provide the land for the resort and Kerzner International and one of its financial partners will provide cash equity, such that each party owns 50 percent of the project. The land being contributed by MGM MIRAGE is being valued at $20 million per acre. The new integrated resort complex is anticipated to be a multi-billion dollar project and will be financed through equity contributions and third-party debt financing.
The broad conceptual design direction of the new resort has been agreed by the parties and design and planning is expected to take approximately one year to complete. Upon completion of the design phase, both parties anticipate a three year construction period. The as-yet unnamed resort project may utilize existing brands owned by either MGM MIRAGE or Kerzner International, or a new brand will be introduced.
“This is an exciting opportunity for our company,” said Jim Murren, President, CFO and Treasurer of MGM MIRAGE. “This is a prime location in the heart of a rapidly developing area of the Las Vegas Strip. Partnering with a highly respected global resort operator on such a prime piece of Las Vegas real estate will certainly result in a spectacular project. This resort will further enhance the Las Vegas tourist experience and drive incremental visitors to the Strip. This development will further elevate the value of our surrounding land holdings and assets.”
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
KERZNER INTERNATIONAL HOLDINGS LIMITED, through its subsidiaries, is a leading international developer and operator of destination resorts, casinos and luxury hotels. Kerzner’s flagship brand is Atlantis, which includes Atlantis, Paradise Island, a 3,700-room ocean-themed destination resort in The Bahamas. This unique destination features a variety of accommodations, all built around a 100-acre waterscape with over 20 million gallons of fresh and saltwater lagoons, pools and habitats, the world’s largest open-air marine habitat and some of the most beautiful beaches in the world. Kerzner is extending its Atlantis brand globally with the development of Atlantis, The Palm, Dubai, a 1,500-room, water-themed resort expected to open in late 2008 on The Palm, Jumeirah. Kerzner has also commenced construction of a 600 room, destination casino resort in Morocco that will open in 2009, which will be operated by Kerzner under a new brand that it will be introducing to the market. Kerzner also manages six luxury resort hotels under the One&Only brand. The resorts, featuring some of the top-rated properties in the world, are located in The Bahamas, Mexico, Mauritius, the Maldives and Dubai. An additional One&Only property is currently in the development stages in South Africa. For more information concerning Kerzner and its operating subsidiaries, visit kerzner.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
Contacts:
FOR MGM MIRAGE:

Investment Community	News Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer &	Senior Vice President,
Treasurer	Public Affairs
(702) 693-8877	(702) 891-7147
afeldman@mirage.com

FOR KERZNER INTERNATIONAL:	News Media

LAUREN E. SNYDER
Senior Vice President, Global Communications
(242) 363-6018
lauren.snyder@kerzner.com